AGREEMENT AMONG JOINT INSUREDS

This Agreement is made this 4th day of March, 2014 by and among Fenimore Asset

Management Trust (the "Trust"), Fenimore Asset Management, Inc. (the "Manager"), FAM

Shareholder Services, Inc. (the "Administrator") and Fenimore Securities, Inc. (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust is a registered investment company required to be covered by a fidelity bond pursuant to Rule 17g-1 of the Investment Company Act of 1940 (the "Act"); and

WHEREAS, the Trust is named as a joint insured together with the Manager, the

Administrator and the Distributor in a joint insured bond (the "Bond"); and

WHEREAS, the Trust as a registered investment company is required under Rule 17g-1(f)

of the Act to enter into an agreement among joint insureds with the Manager, the Administrator and the Distributor with respect to the Bond.

NOW THEREFORE, the Manager, the Administrator, the Distributor and the Trust hereby agree that in the event recovery is received under the Bond as a result of a loss sustained by the

Trust, the Trust shall receive an equitable and proportionate share of the recovery, and in any event the Trust shall receive an amount at least equal to the amount which the Trust would have received had it provided and maintained a single insured bond with minimum coverage required under the

Act.

FENIMORE ASSET MANAGEMENT TRUST

By:   _/s/ Joseph A. Bucci______________

Name:  Joseph A. Bucci

Title: Secretary/Treasurer

FENIMORE ASSET MANAGEMENT, INC.

By:   __/s/ David J. Pollitzer_________

Name: David J. Pollitzer.

Title:  President

FAM SHAREHOLDER SERVICES, INC.

By:   __/s/ Monte E. Thompson________

Name: Monte E. Thompson

Title:  Vice President

FENIMORE SECURITIES, INC.

By:   ___/s/ Joseph A. Bucci __________

Name: Joseph A. Bucci

Title:  Secretary/Treasurer